Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Post‑Effective Amendment No. 1 to the Registration Statement on Form S‑1 (No. 333‑282940) of Autonomix Medical, Inc. (the "Company"), of our report dated May 29, 2025, with respect to the financial statements of the Company, included in the Annual Report on Form 10‑K for the year ended March 31, 2025. Our report contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the financial statements. We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/ Forvis Mazars, LLP

Atlanta, Georgia

July 3, 2025